Exhibit 11.1

SECURITIES TRADING POLICY NOVA MINERALS LIMITED ACN 006 690 348 Date Adopted: 24 January 2021 Date Last Updated: 22 October 2024

1.	Purpose

This Policy sets out the policy of the Company regarding trading in securities.

In this Policy, securities include shares and ADSs (which are listed on the Nasdaq Capital Market (Nasdaq) as well as options, warrants, debentures and any other security on issue in the Company from time to time (Security or Securities).

2.	Scope

This policy applies to all Restricted Persons of the Group.

The terms “trading” and “trade” are used for convenience to refer to any form of dealing including but not only buying, selling, acquiring, disposing of, transferring, or granting or receiving interests in Securities. Granting or receiving interests in Securities may include but is not limited to directly or indirectly granting, allowing the grant of or becoming entitled to a security interest in or over Securities. Lending Securities is a form of dealing in Securities (note, particular additional restrictions apply to lending securities).

3.	Policy

The Company has adopted this Policy to regulate trading by Restricted Persons in Securities.

All Restricted Persons must comply always with the provisions of the Corporation Act and, whilst the Company is listed on ASX, the ASX Listing Rules and, whilst the Company is listed on Nasdaq, the Nasdaq Rules concerning Securities trading including:

●	Insider trading provisions;

●	Market manipulation provisions; and

●	Notification requirements.

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It is each Restricted Person’s own responsibility to ensure that they are fully aware of their legal obligations with respect to Securities trading.

All trading in Securities by Restricted Persons must be in accordance with this Policy. Despite anything else in this Policy, Restricted Persons must not trade in the Company’s Securities when they possess Price Sensitive Information relating to the Company that is not generally available to the market.

4.	Insider Trading

Restricted Persons who possess Inside Information relating to the Company are prohibited in all circumstances from:

●	Trading in Securities in the Company;

●	Procuring others to trade in Securities in the Company; and

●	Directly or indirectly communicating the inside information to another person who the Restricted Person believes is likely to trade in the Securities in the Company in any way or procure a third person to trade in the Securities in the Company.

Insider trading is strictly prohibited by law, and it is incumbent upon all Restricted Persons to uphold that prohibition. Insider trading, or the perception of insider trading, by any Restricted Person will not be tolerated.

Insider trading is a crime and can result in imprisonment, fines, orders to pay compensation and other penalties against the Company and Restricted Persons.

5.	Price Sensitive Inside Information

Inside Information is information which is not generally available to the public and which a reasonable person would expect to have a material effect on the price or value of Securities. The person who holds the information knows, or ought reasonably to know, the information is not generally available and, if it were, might materially affect the price or value of the Company’s Securities.

Examples of Inside Information include, but are not limited to:

●	A material variance in the financial performance of the Company;

●	The signing or termination of a joint venture;

●	A proposed or actual takeover;

●	An unexpected liability or legal claim against the Company;

●	Proposed share issue; or

●	Changes in management.

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Information is considered generally available if:

●	It can be easily observed;

●	It has been released to the ASX or Nasdaq, published in an Annual Report or prospectus or is generally available to the investing public and a reasonable time has elapsed since the information was communicated; or

●	It may be deduced, inferred or concluded from the above.

Information would be likely to have a material effect on the price or value of Company Securities if the information might influence persons who commonly acquire Securities in deciding whether to acquire or dispose of Company Securities.

6.	Closed Periods

Restricted Persons must not, except in exceptional circumstances as described in this Policy, trade in Securities during the following periods (“Closed Periods”):

●	Two weeks prior to the date of the proposed release of (i) the Company’s Australian annual report to ASX and 48 hours after the later of the actual release of the Company’s Australian annual report to ASX or with the Securities and Exchange Commission (“SEC”) on a Form 6-K Report of Foreign Issuer (“Form 6-K”) and (ii) the Company’s USA annual report on Form 20-F filed with SEC.

●	Two weeks prior to the date of the proposed release of the Company’s (i) Australian half year report to the ASX and 48 hours after the later of the actual release of the Company’s Australian half year report to ASX or with the SEC on Form 6-K and (ii) USA half year report to the SEC and 48 hours after the actual release of the Company’s USA half year report to the SEC on Form 6-K as required by Nasdaq Listing Rule 5250(c)(2).

●	Two weeks prior to the date of the proposed release of a quarterly report of the Company with ASX and 48 hours after the later of the actual release of the Company’s quarterly report to ASX or SEC on Form 6-K;

●	2 hours after the later of the release of a market sensitive announcement to (i) the ASX (ii) the SEC on Form 6-K Nasdaq (assuming that the release is intended to be released to Nasdaq) – for the purposes of this paragraph the fact that a ASX release is marked by the Company as “price sensitive” on the ASX Markets Announcement Platform will be indicative that it is market sensitive; and

●	Any other period determined by the Board from time to time to be a Closed Period.

The Company may at its discretion vary this rule in relation to a Closed Period by general announcement to all Restricted Persons. However, if a Restricted Person is in possession of Inside Information, then that Restricted Person must not trade in Securities at any time they are in possession of such Inside Information.

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Further to this Policy’s commentary on insider trading above, and having regard for the Closed Period’s defined in this section 6, it is noted, by way of an example only, that “inside information” may include information arising in circumstances a situation where during the period between the Company’s Australian annual report and the US annual report on Form 20-F, material discrepancies are identified, those discrepancies may amount to inside trading a preclude trading in the Company’s Securities by certain persons.

7.	Excluded Trading

A Restricted Person who does not possess Inside Information may complete the following trading activities during a Closed Period:

●	Transfer of Securities in a superannuation fund or other saving scheme in which the Restricted Person is a beneficiary, but the Restricted Person has no control or influence over the investment decisions made by the superannuation fund or saving scheme;

●	Transfer of Securities where there is no change in any beneficial interest, for example upon the change of trustee of a trust where the Securities are property of the trust;

●	An investment in, or trading units of, a fund or other scheme (other than a scheme only investing in Company Securities) where the assets of the fund or other scheme are invested at the discretion of a third party;

●	Where a Restricted Person is a trustee, trading in Securities by that trust provided the Restricted Person is not a beneficiary of the trust and any decision to trade during a Closed Period is taken by the other trustees or by the investment managers independently of the Restricted Person;

●	Undertakings to accept, or the acceptance of, a takeover offer;

●	Trading under an offer or invitation made to all or most of the security holders, such as, a rights issue, a security purchase plan, a dividend or distribution investment plan (DRP) and an equal access buy-back, where the plan that determines the timing and structure of the offer has been approved by the Board. In the case of a DRP, the Restricted Person must only elect to participate in the DRP when they are not in possession of non-public price sensitive information and may not change that election until they are again not in possession of non- public price sensitive information;

●	A disposal of Securities of the entity that is the result of a secured lender exercising their rights, for example, under a margin lending arrangement;

●	Receipt of Securities for which shareholder approval has been obtained;

●	The issue of Securities upon the conversion of convertible securities (i.e. exercise of options, conversion of performance rights etc) provided that no shares of the Company are sold in the market to fund the exercise price of such stock option or to satisfy any tax withholding obligation (the “cashless exercise” of a Company stock option through a broker involves the sale of shares of the Company in the market, and therefore would not qualify under this exception. Unless permitted due to exceptional circumstances as provided for below, the Restricted Person must not trade Securities issued upon conversion of convertible securities during a Closed Period;

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●	the surrender of shares of the Company to satisfy any tax withholding obligation in a manner permitted by the applicable equity award agreement; provided that no shares of the Company are sold in the market in connection therewith

●	Receipt of Securities pursuant to an incentive scheme of the Company where the offer of such Securities is either made on a periodic basis as disclosed to ASX or the offer was made or accepted outside a Closed Period. Unless permitted due to exceptional circumstances as provided for below, the Restricted Person must not trade the Securities issued pursuant to an incentive scheme of the Company, or any Securities issued upon exercise or conversion or such securities issued pursuant to an incentive scheme of the Company, during a Closed Period;

●	The exercise (but not the sale of Securities following exercise) of an option or a right under an employee incentive scheme, or the conversion of a convertible security, where the final date for the exercise of the option or right, or the conversion of the Security, falls during a Closed Period and where the Restricted Person could not in the opinion of the Chair or, if the Chair is the Restricted Person, a majority of the other Directors, reasonably have exercised the options at a time prior to the Closed Period; and

●	Trading under a non-discretionary trading plan including a Rule 10b5-1 trading program for which prior written clearance has been provided in accordance with procedures set out in this Policy and where:

○	The Restricted Person did not enter the plan or amend the plan during a Closed Period or when in possession of inside information and such plan, in the case of a Rule 10b5-1 trading program, complies; with Rule 10b5-1 (Rule 10b5-1) promulgated under the Securities Exchange Act of 1934, as amended, or any successor rule

○	The trading plan does not permit the Restricted Person to exercise any influence or discretion over how, when, or whether to trade; and

○	The Company’s trading policy does not allow the Restricted Person to cancel the trading plan or cancel or otherwise vary the terms of his or her participation in the trading plan during a prohibited period other than in exceptional circumstances.

8.	Pre-trading Procedure - Trading Outside Closed Periods

For all periods during which trading in the Company’s Securities is permitted in accordance with this policy, Restricted Persons must obtain prior written approval to trade in Securities in accordance with the process set out below under the heading “Procedure for obtaining written approval”.

A Restricted person must advise the Company Secretary promptly following completion of any trade.

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Any prior written approval to trade in the Company’s Securities by a Restricted Person in accordance with this policy is automatically:

●	Deemed to be withdrawn if the Restricted Person becomes aware of any price Inside Information prior to or during any approved trading in the Company’s Securities.

●	Deemed suspended upon the start of any Closed Period, and (unless permitted due to exceptional circumstances as provided for below) shall remain suspended until trading is permitted after the Closed Period has ended in accordance with this policy.

●	Deemed to lapse upon expiration of any time limit for which the approval to trade applies.

For the avoidance of doubt any written approval shall not be valid if the Restricted Person is in possessional of Inside Information.

9.	Trading Inside a Closed Period - Exceptional Circumstances

A Restricted Person who is not in possession of Inside Information may apply for and be given prior written approval to sell or otherwise dispose of Securities (but not to conduct any other trading in Securities) during a Closed Period and where there are exceptional circumstances. Such applications are to be made in accordance with the process set out below under the heading “Procedure for obtaining written approval”.

Whether severe financial hardship or other exceptional circumstances exist is to be determined by the Chair or, if in the case of the Chair, by the Board in its sole and absolute discretion. Exceptional circumstances may include:

●	Severe financial hardship which means a Restricted Person has a pressing financial commitment that cannot be satisfied otherwise than by selling the Securities. By example, the tax liability of a Restricted Person would not normally constitute severe financial hardship unless the Restricted Person has no other means of satisfying the liability;

●	If the Restricted Person is required by a court order, or there are court enforceable undertakings to transfer or sell the Securities or there is some other overriding legal or regulatory requirement for the Restricted Person to do so; or

●	A situation determined by the Chair or, in the case of the Chair, the non-executive Directors, to be an exceptional circumstance.

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10.	Procedure for Obtaining Written Approval

When requesting prior written approval to trade in Securities, a Restricted Person must submit an application in writing (which can be by email) to the Company Secretary who shall provide the application to the relevant decision maker(s). In the case of Restricted Persons other than the Chair, the request for written approval to trade in Securities shall be addressed to the Chair as the decision maker. If the Chair is the Restricted Person, the request for written approval shall be addressed to the independent non-executive Director(s) as the decision maker(s); or, if there are no independent non-executive Director(s), the non-independent non-executive Directors as the decision maker(s); or, if there are no non-executive Directors, the Directors other than the Chair as the decision maker(s).

The request for approval to trade in Securities shall include the reasons for requesting approval and confirmation that the Restricted Person is not in possession of Inside Information. The decision maker(s) shall act reasonably in considering an application for prior written approval.

Approval, if granted, must be in writing (which can be by email) and must specify a time for which the approval applies.

11.	Application of Restrictions to Family Members and Others

Several of the restrictions provided for in the Corporations Act, ASX Listing Rules, the Nasdaq Rules and the Company’s corporate governance policies prohibit the communication of non-public price sensitive information to other people or arranging for another person to trade in securities.

Where a person related to or closely connected with a Restricted Person undertakes trading in Securities of the type that is restricted for Restricted Persons by this Policy, there is often a presumption that such person has been privy to information held by the Restricted Person. If that presumption is correct, both the Restricted Person and the other person may have engaged in insider trading. Even if that presumption is incorrect, such trading may create a perception of insider trading.

Accordingly, to the extent it is in Restricted Persons’ power to do so, Restricted Persons should ensure that any Securities trading which is prohibited by this Policy is not undertaken by their:

●	Spouse or partner;

●	Immediate family members such as a parent, child, sibling, in-laws or other relative living in the Restricted Persons home or to whom material support is contributed;

●	A company or trust over which the Restricted Person has influence or control (regardless of who is the beneficiary);

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●	A trust of which the Restricted Person is a beneficiary (other than a trust over which the Restricted Person exercises no control, i.e. a third person or entity exercises exclusive discretionary authority); and

●	Any other person over whom Restricted Person has investment control or influence.

12.	Notifiable Interests

Executive and Non-Executive directors must provide to the Company Secretary all information regarding trading in the Company Securities within 2 (two) days of a trade in the Company’s Securities (or such shorter period as required to comply with regulatory requirements under applicable law including the ASX Listing Rules, SEC rules and Nasdaq listing rules) to ensure compliance with all requirements of the Corporations Act, the ASX Listing Rules, SEC rules and Nasdaq listing rules.

13.	Anti-Hedging Policy

Restricted Persons are not permitted to undertake short term trading activities, being the trading in and out of the Securities of the Company, or derivatives products issued over or in respect of Securities of the Company, over a period of 1 month (or such other period as determined by the Board).

14.	Review of this Policy

This Policy will be reviewed when legislation relating to Insider Trading or ASX Listing Rules or ASX guidance relating to trading by personnel including securities trading policies change and otherwise at least every two years by the Company’s Directors, having regard to the changing circumstances of the Company and any changes to this Policy will be notified to affected persons in writing. Material changes in the Policy will be notified to the ASX in accordance with the Listing Rules and will be notified to the SEC on a Form 6-K.

15.	Breaches of this Policy

Strict compliance with this policy is mandatory for Restricted Persons. Breaches of this policy may damage the Company’s reputation and undermine confidence in the market for Company Securities.

Any Restricted Person who becomes aware of a violation of this Policy must immediately report the violation to the Secretary.

It should be noted the Company may be obliged to notify regulatory and/or criminal authorities of a serious breach of this Policy.

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16.	Further Information

If you have any questions or need further information on how to comply with this policy, please contact the Secretary.

Glossary of Terms

ASX means ASX Limited.

ASX Listing Rules means the listing rules of ASX as amended from time to time.

Black Out Period is another term sometimes used to refer to a Closed Period.

Closed Period is a period in which Restricted Persons are prohibited from trading in Company Securities, unless under exceptional circumstances.

Company means Nova Minerals Limited ACN 006 690 348.

Closely Connected Entities means in respect of a Restricted Person their spouses and minor children and any family company or family trust that the Restricted Person controls or that is controlled by a Close Connected Entity of a Restricted Person.

Group means the Company and its subsidiaries and controlled entities.

Inside Information is price sensitive information relating to the Company that is not generally available to the public, which a reasonable person would expect to have a material effect on the price or value of the Company’s Securities.

Policy means this securities trading policy.

Restricted Person includes all Executive and Non-Executive directors, officers and employees of the Company, (including those defined as Key Management Personnel per AASB 124 Related Party Disclosures) and their Closely Connected Entities.

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